ACIES CORPORATION ANNOUNCES NEW
SENIOR VICE PRESIDENT - SALES & MARKETING

NEW YORK - (BUSINESS WIRE) - February 8, 2007 - Acies Corporation (OTCBB:ACIE), a business services company specializing in providing payment processing services primarily to small- to medium-size merchants across the United States, today announced the appointment of Michael H. Steeneck as Senior Vice President - Sales and Marketing. Steeneck will report directly to Oleg Firer, President and Chief Executive Officer of Acies.

“We are truly excited by the addition of Mike Steeneck to our management team. With a combination of unparalleled experience and expertise in all aspects of the payment processing industry, Mike is sure to bring superb leadership to the Acies sales team.”

Prior to joining Acies, Steeneck was President of Sales and Business Development for AMI Merchant Solutions (an affiliate of AdvanceMe), where he was responsible for, and successful in, building the sales organization from the ground up. Steeneck was previously with Cornerstone Payment Systems, where he was Senior Vice President of Sales, and from 1991 through 2003 he was with First Data Corporation, where he most recently held the position of Senior Vice President of Sales and Acquisitions.

About Acies Corporation (pronounced “ay-see-us”)
Headquartered in New York City, Acies Corporation is a business services company that, through its wholly owned subsidiary, Acies, Inc., specializes in providing payment processing services primarily to small- to medium-sized merchants across the United States. Acies' payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion, and Gift & Loyalty transactions. Acies also offers traditional and next-generation point-of-sale (POS) terminals, which enable merchants to utilize Acies' payment processing services. For more information, visit http://www.aciesinc.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission, including the risk factors in its form 10-KSB for the year ended March 31, 2006. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

FOR MORE INFORMATION, PLEASE CONTACT:
Jeffrey A. Tischler
Executive Vice President and Chief Financial Officer
(800) 361-5540
jeff@aciesinc.com

14 Wall Street, Suite 1620
New York, New York 10005